Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2016 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Board of Directors Declares $0.055 Per Share Cash Dividend and Authorizes $5 Million Share Repurchase Plan

Financial Highlights

•                  2016 Q4 revenues of $601.9 million, compared to 2015 Q4 revenues of $497.1 million

•                  2016 Q4 net income attributable to Primoris of $14.5 million, compared to 2015 Q4 net income attributable to Primoris of $12.6 million

•                  2016 revenues of $1,996.9 million, compared to 2015 revenues of $1,929.4 million

•                  2016 net income attributable to Primoris of $26.7 million, compared to 2015 net income attributable to Primoris of $36.9 million

•                  A total backlog of $2.80 billion at December 31, 2016

•                  A 34% increase over 2015’s year-end total backlog and

•                  A 4% sequential quarterly increase over third quarter 2016’s total backlog

•                  A cash balance of $135.8 million at December 31, 2016

•                  A record tangible net worth of $337.3 million at December 31, 2016, a 5% increase over tangible net worth at December 31, 2015.

Dallas, TX — February 28, 2017— Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its fourth quarter and year ended December 31, 2016.

The Company also announced that on February 21, 2017 its Board of Directors declared a $0.055 per share cash dividend to stockholders of record on March 31, 2017, payable on or about April 15, 2017.

David King, President and Chief Executive Officer of Primoris, commented, “We ended 2016 in a stronger position than we entered it.  The growth in our backlog reflects strength across our end-markets, as our customers continue to release major infrastructure projects, especially in the pipeline, utility & distribution, and industrial markets.  Over the course of the year, we have seen improved visibility on start dates for large projects in our backlog.  In the fourth quarter we continued to improve our cash flow while carefully managing expenses.”

Mr. King continued, “As we move forward in 2017, we will be changing our segment reporting to match the way that we are now managing our business.  The new segments will help our shareholders more clearly see the growth opportunities available to Primoris as we look for growth in 2017.  The pipeline market should be strong for several years, driven by large diameter natural gas pipelines for utility customers.  We continue growing our MSA work with new utility customers in new geographies.  Large industrial infrastructure and mid-size LNG peak shaving projects are moving forward, driven by the continued low cost and dependability of natural gas.  Those projects will also provide growth opportunities for our Civil group, similar to the type of work we performed in Lake Charles in 2016.  Primoris’ unique ability to offer services across a diverse range of end-markets sets us apart from our peers.  The positive momentum we are seeing across our markets gives us confidence in continued success for 2017.”

2016 FOURTH QUARTER RESULTS OVERVIEW

Revenues in the fourth quarter 2016 increased by $104.7 million, or 21.1%, to $601.9 million from $497.2 million for the same period in 2015.  The increased revenues were due to increases in the West Construction services segment.  Gross profit for the fourth quarter 2016 increased by $4.9 million, or 7.7%, to $68.6 million from $63.7 million for the same period in 2015.  The increase in gross profit was due to increased revenues in the West Construction Services segment.

SEGMENT RESULTS

•                  West Construction Services (“West segment”) — The West segment includes the underground and industrial operations and construction services performed by ARB, ARB Structures, Inc., Rockford, Q3C, and Vadnais. ARB and ARB Structures perform work primarily in California; while, Rockford operates throughout the United States and Q3C operates in Colorado and the upper Midwest United States. The segment also includes two joint venture operations. The West segment consists of business headquartered primarily in the Western United States.

•                  East Construction Services (“East segment”) — The East segment includes the JCG Heavy Civil division, JCG Infrastructure and Maintenance division, BW Primoris and Cardinal Contractors, Inc. construction businesses, located primarily in the southeastern United States and the Gulf Coast region of the United States.

•                  Energy (“Energy segment”) — The Energy segment includes the operations of the Primoris Energy Services (“PES”) pipeline and gas facility construction and maintenance operations and the PES Industrial division, whose operations are located primarily in the southeastern United States and in the Gulf Coast region. Also included are the Primoris Aevenia, Inc. (“Aevenia”), Mueller, Northern, Surber and Ram-Fab operations and the OnQuest, Inc. and OnQuest Canada, ULC operations, which provide for the design and installation of liquid natural gas (“LNG”) facilities and high-performance furnaces and heaters for the oil refining, petrochemical and power generation industries.

Segment Revenues

(in thousands, except %)

	For the three months ended December 31,
	2016 Unaudited		2015 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue

West	$388,491	64.6%	$228,828	46.0%
East	122,997	20.4%	149,952	30.2%
Energy	90,375	15.0%	118,365	23.8%
Total	$601,863	100.0%	$497,145	100.0%

Segment Gross Profit

(in thousands, except %)

	For the three months ended December 31,
	2016 Unaudited		2015 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

West	$57,849	14.9%	$38,536	16.8%
East	(581)	-0.5%	8,901	5.9%
Energy	11,348	12.6%	16,288	13.8%
Total	$68,616	11.4%	$63,725	12.8%

West Segment:  Revenues in the West segment increased by $159.7 million in the fourth quarter 2016 compared to the fourth quarter 2015, mainly as a result of increased revenues at Rockford from two large diameter pipeline projects in Florida which started in the third quarter of 2016. Gross profit for the West segment increased by $19.3 million in the fourth quarter 2016 compared to the fourth quarter 2015, primarily due to the increased revenues at Rockford as well as higher margin utility work at Q3C thanks to mild fourth quarter weather.

East Segment:  Revenues in the East segment declined by $27.0 million in the fourth quarter 2016 compared to the fourth quarter 2015, driven primarily by declines at the JCG I&M division from work at a major petrochemical project in Southern Louisiana, as well as declines in civil work for Louisiana and Mississippi Departments of Transportation.  The gross profit for the East segment decreased by $9.5 million in the quarter, primarily due to the reduced revenues and profitability in the JCG I&M division.

Energy Segment:  Revenues in the Energy segment decreased by $28.0 million in the fourth quarter 2016 compared to the fourth quarter 2015, driven primarily by reduced revenues for the PES facilities and industrial divisions and OnQuest.  The gross profit for Energy decreased by $4.9 million in the quarter, mainly due to the decline in revenues.

OTHER INCOME STATEMENT INFORMATION

Selling, general and administrative expenses (“SG&A”) were $39.7 million, or 6.6% of revenues for the 2016 fourth quarter, compared to $40.9 million, or 8.2% of revenues for the 2015 fourth quarter.  The decrease in SG&A for the quarter is primarily the result of a $2.6 million prior year one-time valuation adjustment for the value of a long-term asset.

Operating income for the 2016 fourth quarter was $28.9 million, or 4.8% of total revenues, compared to $22.5 million, or 4.5% of total revenues, for the same period last year.

Net non-operating items in the 2016 fourth quarter resulted in expenses of $2.3 million, compared to $1.0 million in net expenses in the 2015 fourth quarter.

The provision for income taxes for the 2016 fourth quarter was $11.9 million, for an effective tax rate on income attributable to Primoris of 45.1%, compared to $8.8 million, for an effective tax rate on income attributable to Primoris of 41.2%, in the 2015 fourth quarter.  The increased tax rate is the result of an increased full year tax rate to 44.2% (from 43% at the end of the third quarter 2016).  The increased tax rate for 2016 is primarily the result of an increase in the effective state tax rate and the impact of tax planning.

Net income attributable to Primoris for the 2016 fourth quarter was $14.5 million, or $0.28 per diluted share, compared to net income attributable to Primoris of $12.6 million, or $0.24 per diluted share, in the same period in 2015.

Fully diluted weighted average shares outstanding for the 2016 fourth quarter increased slightly to 52.0 million from 51.8 million in the fourth quarter of 2015.  The increase in shares was due to shares issued to certain senior managers and executives as part of the Primoris Long-Term Retention Plan and as compensation to the non-employee members of the Board of Directors.

2016 FULL YEAR RESULTS OVERVIEW

Segment Revenues

(in thousands, except %)

	For the twelve months ended December 31,
	2016 Unaudited		2015 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue

West	$1,041,341	52.2%	$913,626	47.4%
East	521,301	26.1%	612,174	31.7%
Energy	434,306	21.7%	403,615	20.9%
Total	$1,996,948	100.0%	$1,929,415	100.0%

Segment Gross Profit

(in thousands, except %)

	For the twelve months ended December 31,
	2016 Unaudited		2015 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

West	$145,239	13.9%	$130,255	14.3%
East	(15,938)	(3.1)%	42,523	6.9%
Energy	72,006	16.6%	47,095	11.7%
Total	$201,307	10.1%	$219,873	11.4%

OTHER FINANCIAL INFORMATION

Primoris’ balance sheet at December 31, 2016 included cash and cash equivalents of $135.8 million, working capital of $281.4 million, total debt and capital leases of $261.8 million and stockholders’ equity, excluding noncontrolling interest, of $497.4 million.  Primoris’s tangible net worth at December 31, 2016 was $337.3 million.

Based on expected start dates for current projects in backlog, anticipated levels of customer maintenance, MSA spending, and new project awards, the Company estimates that for the four quarters ending December 31, 2017, net income attributable to Primoris will be between $1.00 and $1.20 per fully diluted share.

BACKLOG

	Backlog at December 31, 2016 (in millions)			Expected Next Four Quarters Total Backlog
Segment	Fixed Backlog	MSA Backlog	Total Backlog	Revenue Recognition

West	$1,271	$616	$1,887	58%
East	641	21	662	70%
Energy	214	35	249	100%
Total	$2,126	$672	$2,798

At December 31, 2016, Fixed Backlog was $2.13 billion, compared to $1.52 billion at December 31, 2015.

At December 31, 2016, MSA Backlog was $672 million, compared to $571 million at December 31, 2015.  During 2016, approximately $576 million of revenues was recognized from MSA projects.  MSA Backlog represents estimated MSA revenues for the next four quarters.

Total Backlog at December 31, 2016 was $2.80 billion, compared to $2.09 billion at December 31, 2015.

Backlog, including estimated MSA revenues, should not be considered a comprehensive indicator of future revenues.  There is a certain percentage of total revenues, from projects such as cost reimbursable and time-and-materials projects, that do not flow through backlog.  Any project may still be cancelled at the convenience of our customers.

SHARE REPURCHASE PLAN

The Company’s Board of Directors has authorized a share repurchase program under which Primoris may, from time to time and depending on market conditions, share price and other factors, acquire shares of its common stock on the open market or in privately negotiated transactions up to an aggregate purchase price of $5 million. The share repurchase program expires December 31, 2017.

CONFERENCE CALL

David King, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, Tuesday, February 28, 2017 at 9:30 am Eastern Time / 8:30 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•            (877) 407-8293 (Domestic)

•            (201) 689-8349 (International)

If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, conference ID 13656164, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris’ website at www.prim.com. Once at the Investor Relations section, please click on “Events & Presentations”.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest construction service enterprises in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. The Company’s national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2016, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Revenues	$601,863	$497,145	$1,996,948	$1,929,415
Cost of revenues	533,247	433,420	1,795,641	1,709,542
Gross profit	68,616	63,725	201,307	219,873
Selling, general & administrative expenses	39,692	40,851	140,842	151,703
Impairment of Goodwill	—	401	2,716	401
Operating income	28,924	22,473	57,749	67,769

Other income (expense):
Foreign exchange gain (loss)	(86)	(338)	202	(763)
Other income (expense)	(37)	1,451	(315)	1,723
Interest income	27	34	149	56
Interest expense	(2,160)	(2,125)	(8,914)	(7,688)
Income before provision for income taxes	26,668	21,495	48,871	61,097

Provision for income taxes	(11,902)	(8,787)	(21,146)	(23,946)
Net income	14,766	12,708	27,725	37,151

Net income attributable to noncontrolling interests	(296)	(153)	(1,002)	(279)
Net income attributable to Primoris	$14,470	$12,555	$26,723	$36,872

Earnings per share:
Basic:	$0.28	$0.24	$0.52	$0.71
Diluted:	$0.28	$0.24	$0.51	$0.71

Weighted average common shares outstanding:
Basic	51,771	51,676	51,762	51,647
Diluted	52,021	51,825	51,989	51,798

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

(Unaudited)

	December 31,	December 31,
	2016	2015
ASSETS

Current assets:
Cash and cash equivalents	$135,823	$161,122
Customer retention deposits and restricted cash	481	2,598
Accounts receivable, net	388,000	320,588
Costs and estimated earnings in excess of billings	138,618	116,455
Inventory and uninstalled contract materials	49,201	67,796
Prepaid expenses and other current assets	19,258	18,265
Total current assets	731,381	686,824
Property and equipment, net	277,346	283,545
Deferred tax asset - long-term	—	1,075
Intangible assets, net	32,841	36,438
Goodwill	127,226	124,161
Other long-term assets	2,004	211
Total assets	$1,170,798	$1,132,254

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$168,110	$124,450
Billings in excess of costs and estimated earnings	112,606	139,875
Accrued expenses and other current liabilities	108,006	93,596
Dividends payable	2,839	2,842
Current portion of capital leases	188	974
Current portion of long-term debt	58,189	54,436
Total current liabilities	449,938	416,173
Long-term capital leases, net of current portion	15	22
Long-term debt, net of current portion	203,381	219,853
Deferred tax liabilities	9,830	—
Other long-term liabilities	9,064	12,741
Total liabilities	672,228	648,789
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	162,128	163,344
Retained earnings	335,218	319,899
Non-controlling interest	1,219	217
Total stockholders’ equity	498,570	483,465
Total liabilities and stockholders’ equity	$1,170,798	$1,132,254

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Twelve Months Ended
	December 31,
	2016	2015
Cash flows from operating activities:
Net income	$27,725	$37,151
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	61,433	58,408
Amortization of intangible assets	6,597	6,793
Goodwill and intangible asset impairment	2,716	401
Stock-based compensation expense	1,627	1,050
Gain on sale of property and equipment	(4,677)	(2,116)
Net deferred tax liabilities (assets)	10,905	(7,004)
Changes in assets and liabilities:
Customer retention deposits and restricted cash	2,117	(2,117)
Accounts receivable	(65,806)	19,528
Costs and estimated earnings in excess of billings	(22,163)	(47,499)
Other current assets	17,665	4,949
Other long-term assets	(1,792)	189
Accounts payable	42,934	(5,086)
Billings in excess of costs and estimated earnings	(27,519)	(19,619)
Contingent earnout liabilities	—	(6,722)
Accrued expenses and other current liabilities	14,492	11,729
Other long-term liabilities	(3,677)	(1,658)
Net cash provided by operating activities	$62,577	$48,377

Cash flows from investing activities:
Purchase of property and equipment	(58,027)	(67,097)
Proceeds from sale of property and equipment	9,603	9,889
Sale of short-term investments	—	30,992
Cash paid for acquisitions	(10,997)	(22,302)
Net cash used in investing activities	$(59,421)	$(48,518)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	45,000	75,278
Repayment of capital leases	(793)	(1,336)
Repayment of long-term debt	(57,719)	(43,927)
Proceeds from issuance of common stock purchased by management under long-term incentive plan	1,440	1,621
Cash distribution to non-controlling interest holder	—	(29)
Repurchase of common stock	(4,999)	—
Dividends paid	(11,384)	(9,809)
Net cash provided by (used in) financing activities	$(28,455)	$21,798

Net change in cash and cash equivalents	(25,299)	21,657
Cash and cash equivalents at beginning of the period	161,122	139,465
Cash and cash equivalents at end of the period	$135,823	$161,122